UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2011

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AMCOL INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware State of Other Jurisdiction of Incorporation	1-14447 Commission File Number	36-0724340 I.R.S. Employer Identification Number

2870 Forbs Avenue

Hoffman Estates, IL 60192

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (847) 851-1500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or By-Laws; Change in Fiscal Year.

On November 16, 2011, the Board of Directors of AMCOL International Corporation (the “Company”) approved certain amendments to the Company’s Amended and Restated By-Laws.  Set forth below is a summary of these amendments.

The most significant change was the adoption of a majority-voting standard in uncontested director elections.  Article II, Section 12 of the By-Laws is amended to provide that in an uncontested director election, a candidate is elected or re-elected director only if the votes “for” his or her election exceed the votes “against” his or her election.  Previously, directors were elected under a plurality-voting standard, in which candidates receiving the most votes were elected regardless of whether those votes constituted a majority. Plurality voting will continue to apply in contested director elections.   The Board of Directors also amended the Company’s Corporate Governance Guidelines to include a resignation requirement for directors who fail to receive the required majority vote.   If an incumbent director does not receive the required vote for reelection, the amended Corporate Governance Guidelines require the Nominating and Governance Committee to decide whether to recommend that the board accept the director’s resignation, and the board will ultimately determine whether to accept the resignation.

Article II, Section 12 is also amended to state that, when a proposal is approved by stockholders pursuant to a stock exchange rule or other regulation, the Company need only obtain the stockholder vote required by that rule or regulation in order for the proposal to pass (unless a greater vote is required by Delaware law).

Article II, Section 4 of the By-Laws permits the holders of a majority of the outstanding common stock to call special meetings of stockholders.  The amendments clarify the procedures for delivering written requests for meetings and holding a special meeting called in this manner.

Article II, Section 7 of the By-Laws is amended to require that a stockholder who seeks to propose director nominees or a business proposal for approval at a stockholder meeting must provide AMCOL advance notice of certain background information on the stockholder proponent and on the director nominees or proposal.  Second, this Section is amended to extend the notice deadline for such proposals from 60 days to 90 days before the anniversary of the last stockholders’ meeting.  Third, this Section is amended to clarify that a stockholder must follow the notice procedures set forth in this Section in order to make a proposal.  Fourth, this Section is amended to require that a stockholder proponent must disclose whether they intend to solicit proxies in favor of their nominee(s) or proposal(s), and to condition the presentation of the proposal or nominee at the special meeting on whether the stockholder complies with their statement of intent. Finally, this Section is amended to require a stockholder submitting a proposal to disclose ownership of derivative instruments and other derivative positions.

Article IV, Section 4 of the By-Laws is amended to allow that directors may receive notice of special meetings by e-mail.  Certain other sections of the By-Laws were also amended to make reference to electronic communication and use of electronic means of storage.

Article V, Section 2 of the By-Laws is amended to remove the requirement that the CEO must be a director of the Company.

New Article V, Section 18 provides that the Board of Directors may delegate the powers or duties of any officer to any other officer or agents, notwithstanding any other provision of the By-Laws.

New Article VII Section 7 provides that whenever notice is required to be given under any provision of law or the Company’s Certificate of Incorporation or By-Laws, a written or electronic waiver of notice from the person entitled to notice is deemed to be equivalent to notice. Attendance at a meeting that requires notice by the person entitled to notice also constitutes a waiver of notice.

Article VIII of the By-Laws is amended to require that amendments to the By-Laws of the Company by the stockholders may only be made upon the affirmative vote of a majority of the common stock outstanding. Prior to this amendment, stockholders could amend the By-Laws by a majority vote of the stockholders present at a meeting at which a quorum is present.

New Article X includes a forum selection provision, providing that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware would be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to it or its stockholders; (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law; or (iv) any action asserting a claim governed by the internal affairs doctrine.

The foregoing description of the amendments is qualified in its entirety by reference to the Amended and Restated By-Laws filed as an exhibit to this Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

3.1           Amended and Restated By-Laws of the Company as Amended through November 16, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMCOL INTERNATIONAL CORPORATION
Date:	November 17, 2011	By:	/s/ Donald W. Pearson
Donald W. Pearson
Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

3.1	Amended and Restated By-Laws of the Company as Amended through November 16, 2011